NEWS RELEASE

At Old Republic:	At Financial Relations Board:

Craig R. Smiddy, President and CEO	Analysts/Investors: Joe Calabrese 212/827-3772

OLD REPUBLIC REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2022

OVERALL RESULTS

	Quarters Ended December 31,			Years Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Pretax income	$649.0	$789.4		$857.4	$1,922.1
Pretax investment gains (losses)	348.3	454.3		(201.1)	758.0
Pretax income excluding investment gains (losses)	$300.6	$335.1	(10.3)%	$1,058.6	$1,164.0	(9.1)%

Net income	$512.1	$627.0		$686.4	$1,534.3
Net of tax investment gains (losses)	275.2	358.8		(158.6)	598.4
Net income excluding investment gains (losses)	$236.9	$268.2	(11.7)%	$845.1	$935.9	(9.7)%

Combined ratio	89.6%	88.5%		91.0%	89.9%

PER DILUTED SHARE

	Quarters Ended December 31,			Years Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net income	$1.73	$2.06		$2.26	$5.05
Net of tax investment gains (losses)	0.93	1.18		(0.53)	1.97
Net income excluding investment gains (losses)	$0.80	$0.88	(9.1)%	$2.79	$3.08	(9.4)%

SHAREHOLDERS' EQUITY (BOOK VALUE)

				Dec. 31,	Dec. 31,
				2022	2021	% Change
Total				$6,166.2	$6,893.2	(10.5)%
Per Common Share				$21.05	$22.76	(7.5)%
________

All amounts in this report are stated in millions except where noted, common stock data and percentages.

CHICAGO – January 26, 2023 – Old Republic International Corporation (NYSE: ORI) today reported pretax income, excluding investment gains (losses), of $300.6 for the quarter and $1,058.6 for the full year 2022. Results are within our expectations, with General Insurance pretax operating income rising 34.6% for the quarter, while the effect of increasing mortgage interest rates contributed to a reduction in Title Insurance pretax operating income of 67.2%. Solid underwriting results drove a consolidated combined ratio of 89.6% for the quarter and 91.0% for the full year 2022.

Consolidated net premiums and fees earned were down 13.7% for the quarter, with Title Insurance net premiums and fees earned dropping 29.4% as a result of lower revenues in both direct and agency operations, while General Insurance net premiums earned grew 6.5%. For the year, consolidated net premiums and fees earned declined 4.1%, reflecting a decrease in Title Insurance of 13.0%, offset by growth in General Insurance of 7.1%. Net investment income increased in both 2022 periods. The increase for the quarter was primarily driven by higher investment yields earned, while the increase for the year reflects growth in the invested asset base and higher investment yields earned.

During the quarter, the Company returned total capital to shareholders of $243.7, comprised of $67.2 in dividends, and $176.4 of share repurchases (7.7 million shares at an average price of $22.70 per share). For the year, this results in total capital returned of $862.0, including $580.7 in dividends and $281.2 of share repurchases (12.6 million shares at an average price of $22.23 per share), leaving approximately $169 remaining under the current repurchase authorization as of December 31, 2022.

Book value per share was $21.05 as of December 31, 2022, reflecting declining fair market values in both the fixed income and equity portfolios during the year, partially offset by strong operating earnings. With the addition of dividends declared during the year, this was an increase of 0.9% over year-end 2021. During the quarter, fair market value appreciation within both portfolios and strong operating earnings drove a comparable increase of 12.5%.

Old Republic International Corporation

Old Republic's business is managed for the long run. In this context management's key objectives are to achieve highly profitable operating results over the long term, and to ensure balance sheet strength for the primary needs of the insurance subsidiaries' underwriting and related services business. In this view, the evaluation of periodic and long-term results excludes consideration of all investment gains (losses). Under Generally Accepted Accounting Principles (GAAP), however, net income, inclusive of investment gains (losses), is the measure of total profitability.

In management's opinion, the focus on income excluding investment gains (losses), also described herein as segment pretax operating income, provides a better way to analyze, evaluate, and establish accountability for the results of the insurance operations. The inclusion of realized investment gains (losses) in net income can mask trends in operating results, because such realizations are often highly discretionary. Similarly, the inclusion of unrealized investment gains (losses) in equity securities can further distort such operating results with significant period-to-period fluctuations.

FINANCIAL HIGHLIGHTS
	Quarters Ended December 31,			Years Ended December 31,
SUMMARY INCOME STATEMENTS:	2022	2021	% Change	2022	2021	% Change
Revenues:
Net premiums and fees earned	$1,830.6	$2,121.9	(13.7)%	$7,675.3	$8,003.6	(4.1)%
Net investment income	130.2	110.6	17.7	459.5	434.3	5.8
Other income	36.2	33.6	7.7	149.9	145.6	3.0
Total operating revenues	1,997.2	2,266.2	(11.9)	8,284.9	8,583.5	(3.5)
Investment gains (losses):
Realized from actual transactions and impairments	(30.0)	(8.6)		62.2	6.9
Unrealized from changes in fair value of equity securities	378.4	463.0		(263.4)	751.1
Total investment gains (losses)	348.3	454.3		(201.1)	758.0
Total revenues	2,345.5	2,720.5		8,083.7	9,341.6
Operating expenses:
Loss and loss adjustment expenses	565.0	574.1	(1.6)	2,440.2	2,420.9	0.8
Sales and general expenses	1,114.7	1,340.4	(16.8)	4,719.2	4,942.3	(4.5)
Interest and other charges	16.8	16.5	1.8	66.7	56.2	18.7
Total operating expenses	1,696.5	1,931.0	(12.1)%	7,226.3	7,419.5	(2.6)%
Pretax income	649.0	789.4		857.4	1,922.1
Income taxes	136.8	162.4		170.9	387.7
Net income	$512.1	$627.0		$686.4	$1,534.3

COMMON STOCK STATISTICS:
Components of net income per share:
Basic net income excluding investment gains (losses)	$0.80	$0.88	(9.1)%	$2.80	$3.10	(9.7)%
Net investment gains (losses):
Realized from actual transactions and impairments	(0.08)	(0.02)		0.17	0.02
Unrealized from changes in fair value of equity securities	1.02	1.21		(0.69)	1.96
Basic net income	$1.74	$2.07		$2.28	$5.08
Diluted net income excluding investment gains (losses)	$0.80	$0.88	(9.1)%	$2.79	$3.08	(9.4)%
Net investment gains (losses):
Realized from actual transactions and impairments	(0.08)	(0.02)		0.16	0.02
Unrealized from changes in fair value of equity securities	1.01	1.20		(0.69)	1.95
Diluted net income	$1.73	$2.06		$2.26	$5.05
Cash dividends on common stock	$0.23	$0.22		$1.92	$2.38
Book value per share				$21.05	$22.76	(7.5)%

We believe the information presented in the following table highlights the most meaningful indicators of ORI's segmented and consolidated financial performance. The information underscores the performance of our underwriting operations, as well as our sound investment of the capital and underwriting cash flows from these operations.

Old Republic International Corporation

Sources of Consolidated Income
	Quarters Ended December 31,			Years Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net premiums and fees earned:
General insurance	$986.7	$926.3	6.5%	$3,808.6	$3,555.5	7.1%
Title insurance	836.4	1,185.6	(29.4)	3,833.8	4,404.3	(13.0)
RFIG run-off	5.0	7.1	(29.4)	23.2	32.6	(28.9)
Corporate & other	2.3	2.7	(14.2)	9.6	11.0	(12.3)
Consolidated	$1,830.6	$2,121.9	(13.7)%	$7,675.3	$8,003.6	(4.1)%

Underwriting and related services income (loss):
General insurance	$157.3	$109.4	43.8%	$400.9	$311.4	28.7%
Title insurance	31.2	126.2	(75.2)	261.3	474.0	(44.9)
RFIG run-off	2.3	9.1	(74.2)	28.4	21.3	33.3
Corporate & other	(3.7)	(3.8)	0.5	(24.9)	(20.9)	(19.3)
Consolidated	$187.1	$241.0	(22.3)%	$665.8	$785.9	(15.3)%

Consolidated underwriting ratio:
Loss ratio:
Current year	38.3%	31.7%		35.5%	32.9%
Prior years	(7.4)	(4.6)		(3.7)	(2.7)
Total	30.9	27.1		31.8	30.2
Expense ratio	58.7	61.4		59.2	59.7
Combined ratio	89.6%	88.5%		91.0%	89.9%

Net investment income:
General insurance	$103.1	$86.1	19.7%	$358.0	$342.4	4.5%
Title insurance	13.6	11.3	20.8	47.9	43.8	9.4
RFIG run-off	1.5	2.7	(44.0)	6.7	11.4	(41.1)
Corporate & other	11.9	10.4	14.5	46.8	36.5	28.1
Consolidated	$130.2	$110.6	17.7%	$459.5	$434.3	5.8%

Interest and other charges (credits):
General insurance	$18.8	$15.9		$69.1	$64.2
Title insurance	—	0.2		0.4	2.1
RFIG run-off	—	—		—	—
Corporate & other (a)	(1.9)	0.3		(2.8)	(10.1)
Consolidated	$16.8	$16.5	1.8%	$66.7	$56.2	18.7%

Segmented and consolidated pretax income
excluding investment gains (losses):
General insurance	$241.6	$179.6	34.6%	$689.8	$589.6	17.0%
Title insurance	45.0	137.3	(67.2)	308.8	515.7	(40.1)
RFIG run-off	3.9	11.9	(67.2)	35.2	32.8	7.3
Corporate & other	10.0	6.2	60.2	24.6	25.7	(4.3)
Consolidated	300.6	335.1	(10.3)%	1,058.6	1,164.0	(9.1)%
Income taxes on above	63.7	66.9		213.4	228.1
Net income excluding investment
gains (losses)	236.9	268.2	(11.7)%	845.1	935.9	(9.7)%
Consolidated pretax investment gains (losses):
Realized from actual transactions
and impairments	(30.0)	(8.6)		62.2	6.9
Unrealized from changes in
fair value of equity securities	378.4	463.0		(263.4)	751.1
Total	348.3	454.3		(201.1)	758.0
Income taxes (credits) on above	73.1	95.5		(42.5)	159.6
Net of tax investment gains (losses)	275.2	358.8		(158.6)	598.4
Net income	$512.1	$627.0		$686.4	$1,534.3
Consolidated operating cash flow	$267.2	$341.1		$1,170.6	$1,311.7

(a) Includes consolidation/elimination entries.

Old Republic International Corporation

General Insurance Segment Operating Results

	Quarters Ended December 31,			Years Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net premiums written	$948.7	$938.6	1.1%	$3,978.2	$3,680.9	8.1%
Net premiums earned	986.7	926.3	6.5	3,808.6	3,555.5	7.1
Net investment income	103.1	86.1	19.7	358.0	342.4	4.5
Other income	36.0	33.3	8.1	148.9	144.5	3.1
Operating revenues	1,125.9	1,045.8	7.7	4,315.6	4,042.5	6.8
Loss and loss adjustment expenses	559.6	559.7	—	2,364.6	2,303.1	2.7
Sales and general expenses	305.8	290.5	5.3	1,192.0	1,085.4	9.8
Interest and other charges	18.8	15.9	17.7	69.1	64.2	7.7
Operating expenses	884.2	866.2	2.1	3,625.8	3,452.8	5.0
Segment pretax operating income	$241.6	$179.6	34.6%	$689.8	$589.6	17.0%

Loss ratio:
Current year	66.9%	67.0%		67.2%	68.6%
Prior years	(10.2)	(6.6)		(5.1)	(3.8)
Total	56.7	60.4		62.1	64.8
Expense ratio	27.3	27.8		27.4	26.5
Combined ratio	84.0%	88.2%		89.5%	91.3%

General Insurance net premiums earned increased 6.5% and 7.1% for the quarter and full year, respectively, driven by growth in most lines of coverage, in particular commercial auto. Premium rate increases for most lines of coverage, high renewal retention ratios, and new business production all contributed. Net investment income increased in the quarter, reflecting higher investment yields earned and to a lesser extent, growth in the invested asset base.

The reported loss ratio for General Insurance improved in the quarter, inclusive of favorable reserve development from prior periods and lower current period loss costs. Favorable development of 10.2% in the quarter came predominantly from the commercial auto and workers' compensation lines of coverage. The current period loss costs reflect several years of premium rate increases, underwriting actions, and a shift in the line of coverage mix.

The fourth quarter and full year expense ratios generally reflect the shift in line of coverage mix. Investments in new products and geographies in recent years have diversified the General Insurance business, resulting in shifts in the lines of coverage mix toward lines with higher expense ratios and lower current period loss ratios. The fourth quarter of 2021 included certain operating expense charges that did not occur in 2022.

Together, these factors produced highly profitable combined ratios and greater pretax operating income for the periods reported. For General Insurance, we target combined ratios between 90% and 95% over a full underwriting cycle, recognizing that quarterly and annual ratios and trends may deviate from this range, particularly given the long claim payment patterns associated with the business.

The following table shows recent annual and interim periods' loss ratios and the effects of loss development trends:

		Effect of Prior Periods'
		(Favorable)/	Loss Ratio Excluding
	Reported	Unfavorable Loss	Prior Periods' Loss
	Loss Ratio	Reserves Development	Reserves Development
2018	72.2%	—%	72.2%
2019	71.8	0.4	71.4
2020	69.9	(0.8)	70.7
2021	64.8	(3.8)	68.6
2022	62.1%	(5.1)%	67.2%
4th Quarter 2021	60.4%	(6.6)%	67.0%
4th Quarter 2022	56.7%	(10.2)%	66.9%

Old Republic International Corporation

Title Insurance Segment Operating Results

	Quarters Ended December 31,			Years Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net premiums and fees earned	$836.4	$1,185.6	(29.4)%	$3,833.8	$4,404.3	(13.0)%
Net investment income	13.6	11.3	20.8	47.9	43.8	9.4
Other income	0.1	0.2	(36.6)	0.9	1.1	(18.2)
Operating revenues	850.3	1,197.2	(29.0)	3,882.7	4,449.3	(12.7)
Loss and loss adjustment expenses	4.4	17.5	(74.6)	89.1	112.9	(21.1)
Sales and general expenses	800.9	1,042.1	(23.1)	3,484.2	3,818.4	(8.8)
Interest and other charges	—	0.2	(146.9)	0.4	2.1	(80.2)
Operating expenses	805.3	1,059.8	(24.0)	3,573.8	3,933.5	(9.1)
Segment pretax operating income	$45.0	$137.3	(67.2)%	$308.8	$515.7	(40.1)%

Loss ratio:
Current year	3.8%	3.6%		3.6%	3.6%
Prior years	(3.3)	(2.1)		(1.3)	(1.0)
Total	0.5	1.5		2.3	2.6
Expense ratio	95.7	87.9		90.9	86.7
Combined ratio	96.2%	89.4%		93.2%	89.3%

Title Insurance net premiums and fees earned declined by 29.4% and 13.0% for the fourth quarter and full year, respectively. Both directly produced and agency produced revenues declined, and we remain of the view that such revenues will continue to face headwinds into 2023. The main driver of these trends is increasing mortgage interest rates which continue to drive a steep reduction in refinance activity and to a lesser extent, purchase activity. An uptick in commercial transaction activity resulted in commercial premium growth during the quarter and full year. Net investment income increased for the year, reflecting growth in the invested asset base and higher investment yields earned, while growth in the quarter was primarily attributable to higher investment yields earned.

Title Insurance loss ratios decreased slightly for the quarter and full year due predominantly to higher levels of favorable development as a percentage of premium. The fourth quarter and full year expense ratios were elevated compared to the same periods last year, generally reflecting the combination of lower directly produced revenues that carry higher fixed expenses, and to a lesser extent, a greater proportion of agency produced revenues that have a higher overall expense ratio. The fourth quarter and full year expense ratios also reflect the impact of a fourth quarter state sales tax assessment payment of $17.2 (2.1 and 0.5 percentage points, respectively) for which the Company is currently pursuing recovery.

Together, these factors produced profitable combined ratios albeit lower pretax operating income for the periods reported.

The following table shows recent annual and interim periods’ loss ratios and the effects of loss development trends:

		Effect of Prior Periods'
		(Favorable)/	Loss Ratio Excluding
	Reported	Unfavorable Loss	Prior Periods' Loss
	Loss Ratio	Reserves Development	Reserves Development
2018	1.9%	(1.8)%	3.7%
2019	2.5	(1.2)	3.7
2020	2.3	(1.3)	3.6
2021	2.6	(1.0)	3.6
2022	2.3%	(1.3)%	3.6%
4th Quarter 2021	1.5%	(2.1)%	3.6%
4th Quarter 2022	0.5%	(3.3)%	3.8%

Old Republic International Corporation

RFIG Run-off Segment Operating Results - Mortgage Insurance

	Quarters Ended December 31,			Years Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net premiums earned	$5.0	$7.1	(29.4)%	$23.2	$32.6	(28.9)%
Net investment income	1.5	2.7	(44.0)	6.7	11.4	(41.1)
Loss and loss adjustment expenses	—	(5.2)	N/M	(17.5)	(1.7)	N/M
Pretax operating income	$3.9	$11.9	(67.2)%	$35.2	$32.8	7.3%

Loss ratio:
Current year	107.6%	64.9%		80.8%	62.2%
Prior years	(108.2)	(137.4)		(156.3)	(67.5)
Total	(0.6)	(72.5)		(75.5)	(5.3)
Expense ratio	54.0	44.9		53.0	39.9
Combined ratio	53.4%	(27.6)%		(22.5)%	34.6%

Pretax operating results of RFIG Run-off reflect the continuing drop in net earned premiums in line with the declining risk in force. This quarter, higher current year loss costs and lower favorable reserve development from prior years resulted from moderation in cure trends and increasing claim severity. For the year, favorable reserve development was the primary driver of the reduction in loss costs. Net investment income decreased in both 2022 periods, reflecting a declining invested asset base, driven by the payment of extraordinary dividends of $35.0 and $140.0 to the parent company during the fourth quarter and full year, respectively, and lower investment yields earned.

The following table shows recent annual and interim periods' loss ratios and the effects of loss development trends:

		Effect of Prior Periods'
		(Favorable)/	Loss Ratio Excluding
	Reported	Unfavorable Loss	Prior Periods' Loss
	Loss Ratio	Reserves Development	Reserves Development
2018	43.2%	(27.0)%	70.2%
2019	55.0	(12.5)	67.5
2020	81.7	(26.5)	108.2
2021	(5.3)	(67.5)	62.2
2022	(75.5)%	(156.3)%	80.8%
4th Quarter 2021	(72.5)%	(137.4)%	64.9%
4th Quarter 2022	(0.6)%	(108.2)%	107.6%

Old Republic International Corporation

Corporate & Other Operating Results

	Quarters Ended December 31,			Years Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net life and accident premiums earned	$2.3	$2.7	(14.2)%	$9.6	$11.0	(12.3)%
Net investment income	11.9	10.4	14.5	46.8	36.5	28.1
Other operating income	—	—	—	—	—	—
Operating revenues	14.3	13.2	8.4	56.5	47.5	19.0
Benefits and loss and loss adjustment expenses	0.9	2.0	(52.2)	4.0	6.5	(38.1)
Insurance expenses	0.8	0.8	8.2	3.3	3.4	(4.1)
Corporate, interest and other expenses - net	2.4	4.0	(40.9)	24.4	11.6	109.7
Operating expenses	4.2	6.9	(38.4)	31.8	21.7	46.6
Corporate & other pretax operating income	$10.0	$6.2	60.2%	$24.6	$25.7	(4.3)%

This segment includes a small life and accident insurance business and the net costs associated with the parent holding company and several internal corporate services subsidiaries. The segment tends to produce highly variable results stemming from volatility inherent from the lack of scale. For the quarter, net investment income increased due to a higher investment yield earned on a slightly lower invested asset base attributable to the return of capital to shareholders. For the full year, interest expense increased due to the issuance of $650 million of debt late in the second quarter of 2021, partially offset by net investment income from a higher invested asset base and higher investment yields earned.

Summary Consolidated Balance Sheet

	December 31,	December 31,
	2022	2021
Assets:
Cash and fixed income securities	$12,688.7	$11,399.6
Equity securities	3,220.9	5,302.8
Other invested assets	138.0	116.5
Cash and invested assets	16,047.7	16,818.9
Accounts and premiums receivable	1,927.5	1,768.7
Federal income tax recoverable	15.7	11.8
Reinsurance balances recoverable	5,588.0	4,943.4
Deferred policy acquisition costs	382.5	350.4
Sundry assets	1,197.9	1,088.4
Total assets	$25,159.4	$24,981.8

Liabilities and Shareholders' Equity:
Policy liabilities	$2,978.8	$2,752.0
Loss and loss adjustment expense reserves	12,221.5	11,425.5
Federal income tax - deferred	40.9	249.5
Reinsurance balances and funds	1,079.4	866.0
Debt	1,597.0	1,588.5
Sundry liabilities	1,075.3	1,206.9
Total liabilities	18,993.2	18,088.6
Shareholders' equity	6,166.2	6,893.2
Total liabilities and shareholders' equity	$25,159.4	$24,981.8

Old Republic International Corporation

Cash, Invested Assets, and Shareholders' Equity

				% Change
	December 31,			Dec. '22/	Dec. '21 /
	2022	2021	2020	Dec. '21	Dec. '20
Cash and invested assets:
Fixed income securities, cash and other invested assets	$12,826.7	$11,516.1	$11,480.4	11.4%	0.3%
Equity securities	3,220.9	5,302.8	4,054.8	(39.3)	30.8
Total per balance sheet	$16,047.7	$16,818.9	$15,535.3	(4.6)%	8.3%
Total at cost for all	$15,367.2	$15,045.8	$14,151.6	2.1%	6.3%

Composition of shareholders' equity per share:
Equity before items below	$19.41	$18.50	$17.73	4.9%	4.3%
Unrealized investment gains (losses) and other
accumulated comprehensive income (loss)	1.64	4.26	3.02
Total	$21.05	$22.76	$20.75	(7.5)%	9.7%

Segmented composition of
shareholders' equity per share:
Excluding RFIG run-off segment	$20.15	$21.47	$19.25	(6.1)%	11.5%
RFIG run-off segment	0.90	1.29	1.50
Consolidated total	$21.05	$22.76	$20.75	(7.5)%	9.7%

Old Republic's invested assets portfolio is directed in consideration of enterprise-wide risk management objectives. Most importantly, these are intended to ensure solid funding of the insurance subsidiaries' long-term claim payment obligations to policyholders and their beneficiaries, as well as the long-term stability of the subsidiaries’ capital base. For these reasons, the investment portfolio does not contain high risk or illiquid asset classes and has zero or extremely limited exposure to, collateralized debt obligations (CDO's), credit default and interest rate swaps, hybrid securities, asset-backed securities (ABS), guaranteed investment contracts (GIC), structured investment vehicles (SIV), auction rate variable short-term securities, limited partnerships, derivatives, hedge funds or private equity investments. Moreover, the Company does not engage in hedging or securities lending transactions, nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous or unfunded counter-party risk attributes.

As of December 31, 2022, the consolidated investment portfolio reflected an allocation of approximately 80% to fixed income (bonds and notes) and short-term investments, and 20% to equity securities (common stock). The fixed income portfolio continues to be the anchor for the insurance underwriting subsidiaries' obligations. The maturities of our fixed income assets are matched to the expected liabilities for claim payment obligations to policyholders and their beneficiaries. The quality of the investment portfolio remains at high levels.

A significant portion of our investable funds have been directed toward high-quality common stocks of U.S. companies. We favor those with long-term records of reasonable earnings growth and steadily increasing dividends. Pursuant to our enterprise risk management guidelines and controls, we perform regular stress tests of the equity portfolio to gain reasonable assurance that periodic downdrafts in market prices would not seriously undermine our financial strength and the long-term continuity and prospects of our insurance underwriting business.

Old Republic International Corporation

Changes in shareholders' equity per share are reflected in the following table. As shown, these resulted mostly from net income excluding net investment gains (losses), realized and unrealized investment gains (losses), and dividend payments to shareholders.

	Shareholders' Equity Per Share
	Quarter
	Ended	Years Ended
	Dec. 31,	December 31,
	2022	2022	2021	2020
Beginning balance	$18.92	$22.76	$20.75	$19.98
Changes in shareholders' equity:
Net income excluding net investment gains (losses)	0.80	2.80	3.10	2.24
Net of tax realized investment gains (losses)	(0.08)	0.17	0.02	0.04
Net of tax unrealized investment gains (losses):
Fixed income securities	0.47	(2.18)	(0.97)	0.91
Equity securities	1.02	(0.69)	1.96	(0.41)
Total net of tax realized and unrealized
investment gains (losses)	1.41	(2.70)	1.01	0.54
Cash dividends	(0.23)	(1.92)	(2.38)	(1.84)
Other	0.15	0.11	0.28	(0.17)
Net change	2.13	(1.71)	2.01	0.77
Ending balance	$21.05	$21.05	$22.76	$20.75
Percentage change for the period	11.3%	(7.5)%	9.7%	3.9%

Capitalization

	Capitalization
	December 31,
	2022	2021	2020
Debt:
4.875% Senior Notes due 2024	$399.0	$398.4	$397.9
3.875% Senior Notes due 2026	547.9	547.3	546.8
3.850% Senior Notes due 2051	642.9	642.6	—
Other miscellaneous debt	7.1	—	21.7
Total debt	1,597.0	1,588.5	966.4
Common shareholders' equity	6,166.2	6,893.2	6,186.6
Total capitalization	$7,763.2	$8,481.7	$7,153.1

Capitalization ratios:
Debt	20.6%	18.7%	13.5%
Common shareholders' equity	79.4	81.3	86.5
Total	100.0%	100.0%	100.0%

Managing Old Republic's Insurance Business for the Long-Run
The insurance business is distinguished from most others in that the prices (premiums) charged for most products are set without knowing what the ultimate loss costs will be. We also can't know exactly when claims will be paid, which may be many years after a policy was issued or expired. This casts Old Republic as a risk-taking enterprise managed for the long run. Old Republic therefore conducts the business with a primary focus on achieving favorable underwriting results over cycles, and on maintaining a sound financial condition to support our subsidiaries' long-term obligations to policyholders and their beneficiaries.

The Company is managed for the long run and with little regard for quarterly or even annual reporting periods. These time frames are too short. Management believes results are best evaluated by looking at underwriting and overall operating performance trends over 10-year intervals. These likely include one or two economic and/or underwriting cycles. This provides enough time for these cycles to run their course, for underwriting and premium rate changes to appear in financial results, and for reserved loss costs to be quantified with greater certainty.

Old Republic International Corporation

Accompanying Financial Data and Other Information:
•About Old Republic
•Conference Call Information
•Safe Harbor Statement

Financial Supplement:
•A financial supplement to this news release is available on the Company's website:
www.oldrepublic.com

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance business is the third largest in its industry.

Conference Call Information
Old Republic has scheduled a conference call at 3:00 p.m. ET (2:00 p.m. CT) today to discuss its fourth quarter 2022 performance and to review major operating trends and business developments. The call can be accessed live on Old Republic's website at www.oldrepublic.com or by dialing 1-888-510-2411, passcode 4060501. Interested parties may also listen to a replay of the call through February 2, 2023 by dialing 1-800-770-2030, passcode 4060501, or by accessing it on Old Republic International's website.

Old Republic International Corporation

Safe Harbor Statement

Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.

Some of the oral or written statements made in the Company's reports, press releases, and conference calls following earnings releases, can constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve assumptions, uncertainties, and risks that may affect the Company's future performance. With regard to Old Republic's General Insurance segment, its results can be particularly affected by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of investment yields and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Title Insurance and RFIG Run-off results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Life and accident insurance earnings can be affected by the levels of employment and consumer spending, changes in mortality and health trends, and alterations in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering the Company's widespread operations.

General Insurance, Title Insurance, Corporate & Other, and RFIG Run-off maintain customer information and rely upon technology platforms to conduct their business. As a result, each of them and the Company are exposed to cyber risk. Many of the Company's operating subsidiaries maintain separate IT systems which are deemed to reduce enterprise-wide risks of potential cybersecurity incidents. However, given the potential magnitude of a significant breach, the Company continually evaluates on an enterprise-wide basis its IT hardware, security infrastructure and business practices to respond to these risks and to detect and remediate in a timely manner significant cybersecurity incidents or business process interruptions.

A more detailed listing and discussion of the risks and other factors which affect the Company's risk-taking insurance business are included in Part I, Item 1A - Risk Factors, of the Company's 2021 Form 10-K Annual Report filing to the Securities and Exchange Commission, which is specifically incorporated herein by reference.

Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

For Old Republic's latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call:

Investor Relations
Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601
(312) 346-8100